Exhibit 10.2

[Letterhead of Coty Inc.]

December 3, 2013

Sérgio Pedreiro
601 Lake Avenue
Greenwich, CT 06830

Dear Sérgio:

This letter (the “Agreement”) confirms our mutual agreement with regard to your separation from and transition services for Coty Inc. (the “Company”). Your employment agreement with the Company dated November 18, 2008 (the “Employment Agreement”) shall be deemed modified to the extent inconsistent with this Agreement. Terms not otherwise defined in this Agreement have the meaning given those terms under the Employment Agreement.

1.	Separation. Your employment with the Company and the Employment Agreement will terminate on March 31, 2014 (your “Scheduled Termination Date”) or such earlier date on which your employment ends by reason of a termination of your employment by the Company for Cause. The date your employment with the Company actually terminates is referred to in this Agreement as the “Termination Date” and the period beginning on the date of this Agreement and ending on the Termination Date is referred to as the “Employment Period.” The Company agrees that it will not terminate your employment without Cause before the Scheduled Termination Date, and you agree that any advance notice requirement with respect to the termination of your employment or of the Employment Agreement is deemed satisfied by this Agreement.

2.	Transition Services. Your current role and duties as the Company’s Chief Financial Officer will continue through the arrival of your successor, who will become the Company’s Chief Financial Officer on or about January 1, 2014 or, if earlier, your Termination Date (the earlier of such dates being referred to in this Agreement as the “Transition Date”). For the remainder of the Employment Period you will assist in transitioning your duties to your successor and be assigned to special projects that are consistent with this transition.

3.	Resignation from Positions. As of the Transition Date you will be deemed to have resigned from all officer and director positions that you may have held with the Company or its affiliates (collectively, “Coty”). If for any reason this paragraph 3 is deemed insufficient to effect any such resignation, you hereby authorize the Secretary of the Company or its affiliate to execute such documents or instruments as may be deemed reasonably necessary or desirable to effect such resignation, and to act as your attorney-in-fact solely for the purpose of so effecting such resignation.

4.	Compensation and Benefits After Separation.

(a)	Accrued Benefits. Upon the termination of your employment for any reason you will be entitled to your Accrued Benefits. For purposes of this Agreement, “Accrued Benefits” means (i) your accrued but unpaid salary as of the Termination Date, (ii) payment of any accrued but unused vacation, and (iii) any amounts or benefits to which you are entitled under the applicable terms of any benefit plan, agreement or other arrangement of Coty as of the Termination Date.

(b)	COBRA. You will receive general information about your right to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(c)	Within 30 business days following the Termination Date, you will be paid for any previously un-reimbursed business expenses you incurred prior to the Termination Date in accordance with usual Company guidelines and practices.

5.	Conditional Compensation and Benefits. Provided that (i) you remain continuously employed by the Company through the earlier of (x) your Scheduled Termination Date or (y) your termination of employment by the Company for any reason other than Cause, and (ii) you execute the Release attached hereto as Exhibit A during the 21-day period beginning on your Termination Date, and do not timely revoke the Release, the Company will provide you with the following compensation and benefits (the “Conditional Compensation and Benefits”):

(a)	Separation Payment. You will be paid four hundred twelve thousand five hundred dollars ($412,500), less applicable statutory deductions and authorized withholdings (the “Separation Payment”), representing base salary for the 9-month period (the “Salary Continuation Period”) that begins the day after the Termination Date, payable semi-monthly in accordance with the Company’s regular payroll practices. This Separation Payment shall not be reduced, or be applied against, any payments of salary or Accrued Benefits for the Employment Period, except as provided in the following paragraph; and

(b)	Benefits Continuation. You will continue to be eligible to participate in the Company’s medical and dental plans for active employees, on the same cost-sharing basis as if you were actively employed, during the period (the “Benefits Continuation Period”) beginning the day after your Termination Date and ending on the earlier of (i) the last day of the Salary Continuation Period or (ii) the date you become eligible to participate in another employer’s health care insurance plans. During the Benefits Continuation Period the employee portion of the premiums for such coverage will be
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deducted from the Separation Payment. Upon the expiration of the Benefits Continuation Period, in the event that you are eligible and elect COBRA continuation coverage you shall be solely responsible for your portion of any group medical and dental insurance premiums, including all administrative charges. You agree to notify the Company within two business days following the commencement of any full-time employment prior to the last day of the Salary Continuation Period.

6.	Equity Grants. In consideration for the providing Transition Services through the Termination Date as provided in Section 2 hereof and for executing the Release attached hereto as Exhibit A, (i) your stock option awards granted on March 2, 2009 and on March 9, 2009 will vest as scheduled on March 2, 2014 and on March 9, 2014 respectively; and (ii) your equity award for IPO Units granted on September 14, 2010 shall vest as scheduled on June 13, 2014, in each case as if your employment had continued without any break in service.

7.	Taxes and Withholding. Amounts payable under this Agreement will be reduced by applicable withholding taxes. The parties intend that any payments under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code to the extent applicable, and the Agreement will be interpreted in accordance with such intent. However, the Company does not represent or warrant that this Agreement will comply with Section 409A, and you shall bear sole responsibility for payment of any Federal, state, or local income or other taxes or related penalties associated with your receipt of any amounts pursuant to this Agreement.

8.	Nondisclosure. Except with prior written permission from the Company’s Chairman, you agree not to disclose the terms and conditions of this Agreement to anyone except (i) as reasonably necessary to enforce this Agreement; (ii) to your attorneys and tax consultants; (iii) to your spouse; (iv) to any government or self-regulatory agency; or (v) pursuant to compulsory legal process or a court order.

9.	Nondisparagement; Public Announcement.

(a)	Both the Company and you agree to take no action or make any statement in any form that is intended, or would reasonably be expected, to harm or disparage or impair the reputation of the other.

(b)	You and the Company will jointly prepare and issue a public announcement regarding your departure, and you agree not to issue a different public announcement without prior Company consent.

10.	Confidentiality & Noncompetition Agreement. You acknowledge and agree that you remain subject to the terms of the Coty Inc. Confidentiality, Invention & Noncompetition Agreement between you and Coty Inc. dated 20 November 2008 (the “Confidentiality & Noncompetition Agreement”). There shall be no other solicitation or competition restrictions on your post-employment activities, and no activity that is not prohibited by the Confidentiality and Noncompetition
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Agreement may serve as the basis for any forfeiture, loss or delay of any compensation or benefit under this Agreement or otherwise.

11.	Entire Agreement.

(a)	You acknowledge and agree that (i) you are not entitled to any additional compensation, payments, or benefits from the Company other than as set forth in, or preserved by, this Agreement, (ii) the Company has made no promises, commitments or representations to you other than those contained in, or preserved by, this Agreement, and (iii) you have not relied upon any statement or representation made by the Company with respect to the basis or effect of this Agreement.

(b)	This Agreement, the Employment Agreement (as modified by this Agreement), and the Confidentiality & Noncompetition Agreement contain the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. For the avoidance of doubt, except to the extent inconsistent with this Agreement the Employment Agreement remains in full force and effect through the Termination Date (and the provisions of the Employment Agreement that by their nature survive beyond your termination of employment shall remain in full force and effect beyond the Termination Date).

(c)	This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in a writing signed by such party that expressly refers to the provision being modified, amended or waived.

12.	Consultation with Counsel. You acknowledge that the Company has advised you to consult with your attorney before signing this Agreement.

13.	Assignment. You may not assign any of your rights or obligations under this Agreement; provided, however, that you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative. The Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or substantially all of the assets or business of the Company. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Company and its permissible assignees.
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14.	Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

15.	Interpretation. This Agreement shall be construed as a whole according to its fair meaning, and shall not be construed strictly for or against you or the Company. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other, and the paragraph headings are intended solely for convenience of reference and shall not be a part of this Agreement for any other purpose.

16.	Miscellaneous.

(a)	The Company will reimburse you up to $10,000 for your legal fees and other charges incurred by you in connection with your separation from the Company, including the negotiation and drafting of this Agreement, not later than 30 days after presentation of an invoice for the fees and charges together with customary supporting documentation.

(b)	You will continue to have all of your rights to indemnification, advancement of expenses and insurance coverage, to the fullest extent permitted under the bylaws of the Company and the Indemnification Agreement dated April 14, 2011 between you and the Company.

(c)	In the event of any inconsistency between the provisions of this Agreement and the provisions of any other document, the provisions of this Agreement shall control to the extent more favorable to you.

(d)	You shall be under no obligation to seek other employment, and there shall be no offset against amounts or benefits due to you under this Agreement or otherwise on account of any remuneration or benefits provided by any subsequent employer.

(e)	Any notice or other communication required or permitted hereunder shall be sufficiently given only if delivered in person or by email or if sent by registered or certified mail, postage prepaid, in your case, at the address indicated on the first page of this Agreement, with in all cases a copy by email and by registered or certified mail to Morrison Cohen LLP, 909 Third Avenue, 27th Floor, New York, NY 10022, Attn: Robert M. Sedgwick, Esq. (rsedgwick@morrisoncohen.com), and in the case of the Company, to Coty Inc, 350 Fifth Avenue, New York, NY 10118, Attn: Jules Kaufman, General Counsel (jules_kaufman@cotyinc.com) or such other address or number as shall be furnished by notice as herein provided by either party to the other, and such notice or communication pursuant to this paragraph
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shall be deemed to have been given as of the date so delivered, or in the ease of any notice delivered by mail, on the date such notice is received.

(f)	Nothing in this Agreement or elsewhere shall prohibit or restrict you from (i) retaining and utilizing all documentation relating to your personal entitlements and obligations, and a copy of your rolodex and its electronic equivalents; (ii) making truthful statements, and disclosing documents and information, (A) when required by law, court order, subpoena or the like, (B) when requested by a governmental or self-governing organization or body, or (C) in any proceeding to enforce this Agreement; (iii) making disclosures to any prospective employer solely to the extent necessary to inform such employer concerning any restrictions on your freedom to perform services for such employer; or (iv) making disclosures to your spouse, attorneys, tax advisors or accountants, provided such individuals agree to be bound by the provisions of this paragraph.

17.	Counterparts; Delivery. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and may be delivered electronically or by facsimile (including, without limitation, by “PDF”), with any such copy so delivered having the effect of an originally executed copy.

18.	Applicable Law. This Agreement is governed by the laws of the State of New York, without regard to its conflict of laws provisions.

If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed executed copy and returning it in the enclosed envelope by December 3, 2013. If not signed and returned by such date this Agreement will be of no further force or effect, and neither you nor the Company will have any rights or obligations thereunder.

Sincerely,

/s/ Jules Kaufman	December 3, 2013
Jules Kaufman	Date
Senior Vice President, General Counsel & Secretary
Coty Inc.

I acknowledge that I have read this Agreement, and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/ Sérgio Pedreiro	December 3, 2013
Sérgio Pedreiro	Date
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ATTACHMENT A

RELEASE
[TO BE EXECUTED NO EARLIER THAN THE TERMINATION DATE]

This RELEASE AGREEMENT (the “Release”), dated as of [Termination Date], 2014, is entered into between Sérgio Pedreiro (“Pedreiro”) and Coty Inc. (the “Company”) (each, a “Party”).

RECITALS

A            Pedreiro and the Company entered into an Agreement dated [insert date] (the “Agreement”) concerning Pedreiro’s separation from service with the Company. A blank copy of this Release was attached to the Agreement. Capitalized terms not otherwise defined in this Release have the meaning given such terms in the Agreement.

B            Under the Agreement, Pedreiro’s entitlement to the Conditional Compensation and Benefits (as defined in the Agreement) are in consideration of and conditioned upon his execution of this Release.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pedreiro and the Company agree as follows.

1.	Definitions. For purposes of this Release:

(a)	“Pedreiro Parties” means Pedreiro and his heirs, beneficiaries, trustees, administrators, executors, assigns, and legal representatives.

(b)	“Company Parties” means the Company, its past and present direct and indirect affiliates, predecessors, successors, and assigns, their respective past and present officers, directors, employees, attorneys, representatives, and agents, whether acting as agents or in their individual capacities, and any Company or other applicable retirement or welfare plans (and their respective plan administrators, fiduciaries, trustees, and insurers).

2.	Release.

(a)	In consideration of the agreements of the Company in the Agreement and in this Release, and with the intention of binding the Pedreiro Parties, Pedreiro hereby releases, waives, and forever discharges the Company Parties from, and acknowledges full accord and satisfaction of, all Claims against the Company Parties that he now has or may have in the future. As used in this Release, “Claims” means claims of any kind under any legal or equitable theory, whether known or unknown, and whether asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence, from the beginning of time through the execution of this Release, including, without limitation:
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(i)	claims relating to or arising from Pedreiro’s employment, or termination of his employment, with the Company, including claims for bonuses or severance entitlements;

(ii)	claims for employee benefits, including claims under the Employee Retirement Income Security Act of 1974; provided, however, that nothing in this Release is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which Pedreiro may be entitled under any savings or retirement plan of the Company;

(iii)	contract or quasi-contract claims;

(iv)	claims of employment discrimination, harassment or retaliation, including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family & Medical Leave Act, the New York State and New York City Human Rights Laws, the New York Whistleblower Law, the New York Labor Law, the New York Civil Rights Law, and the New York Constitution, in each case as such laws have been amended from time to time;

(v)	claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind; and

(vi)	claims for monetary recovery, including attorneys’ fees and other costs and disbursements.

(b)	Notwithstanding anything in this Release, Pedreiro retains the right to enforce the terms of the Agreement, any other rights preserved under the Agreement, and any other rights which cannot be waived as a matter of law.

3.	Future Claims. This Release applies to all Claims arising on or before the Termination Date, but shall not affect any rights or Claims arising thereafter. Pedreiro agrees to waive his rights under any state or federal statute that provides that a general release does not extend to claims in its favor that it does not know or suspect to exist at the time of executing this Release, and that if known to it would have had to have materially affected its settlement. Pedreiro represents that he has not assigned or given away any of the Claims that he has released in this Release.

4.	No Recovery. Pedreiro agrees that he will not recover upon, or otherwise enforce or accept monies from, any judgment, decision, or award, in each case with respect to any Claim released by him in this Release.

5.	No Admission. The making of this Release is not intended, and shall not be construed, as an admission that any of the Company Parties has violated any law, breached any contract, or committed any wrong against Pedreiro.
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6.	Company Indemnity. Nothing in this Release shall deprive Pedreiro of any indemnity rights to which he is entitled under his Employment Agreement (as defined in the Agreement) or otherwise.

7.	Consideration Period. Pedreiro acknowledges that: (i) he was given 21 days in which to review and consider this Release, and that if he executed it before the end of the 21-day period such early execution was completely voluntary; (ii) he was encouraged in writing to discuss this Agreement with his attorney at his own expense that he has in fact done so; (iii) he is aware that by signing this Agreement he will be waiving both known and unknown claims; and (iv) he has carefully read this Release, fully understand what it means, and is entering into it voluntarily and of his own free will.

8.	Revocation Period. Pedreiro acknowledges that for a period of seven days after he signs this Release he has the right to revoke it by providing notice in writing to Jules Kaufman, General Counsel, by hand delivery, certified mail or overnight courier, to the address in the letterhead above. If he revokes this Release he will not be entitled to the Conditional Compensation and Benefits. This Release will not become effective and enforceable until after the expiration of the seven-day revocation period.

9.	Severability. If any provision of this Release is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Release. If paragraph 2 is held to be illegal, void or unenforceable, Pedreiro agrees to promptly execute a valid Release in favor of the other Party.

10.	Applicable Law. This Release is governed by the laws of the State of New York, without regard to its conflict of laws provisions.

11.	Counterparts. This Release may be executed in more than one counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and may be delivered electronically or by facsimile (including, without limitation, by “PDF”), with any such copy so delivered having the effect of an originally executed copy.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

SÉRGIO PEDREIRO

Date:
Signature

COTY INC.
Date:
By:

Title:
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